Exhibit 99.1

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman & CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES SCHEDULE OF CORPORATE-FOCUSED PRESENTATIONS

MEDWAY, MA, May 27, 2004—Cybex International, Inc., a leading exercise equipment manufacturer (AMEX: CYB) today announced plans to conduct corporate-focused presentations in coordination with Public Relations firm, Porter, LeVay and Rose, Inc. These presentations are open to investors and analysts interested in the Cybex story. Sponsored by the National Association of Stockbrokers and the Philadelphia Securities Association, these meetings will be held in five key cities across the United States in June.

June 1, 2004	Boston, Massachusetts
June 2, 2004	Philadelphia, Pennsylvania
June 3, 2004	New York, New York
June 4, 2004	Palm Springs, California
June 10, 2004	Washington DC

John Aglialoro, Chairman and CEO and Arthur Hicks, Chief Financial Officer will be hosting these luncheons. Michael J. Porter, President of Porter, LeVay and Rose states “The Company has completed its strategy of returning to profitability. It is time for management to present the Cybex story to the investment community.”

Anyone interested in receiving more information regarding these presentations may contact Sue McGuire at Cybex Worldwide Headquarters in Medway, Massachusetts, 508-533-4300 x.8202.

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. Cybex is dedicated to improving exercise performance based on an understanding of the diverse goals and needs of individuals of varying physical capabilities. Cybex designs and engineers each of its products and programs to reflect the natural movement of the human body, allowing for variation in training and assisting each unique user – from the professional athlete to the first-time exerciser – to improve their daily human performance. For more information on Cybex and its product line, please visit the Company’s web site at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the ability of the Company to comply with the terms of its credit facilities, and uncertainties relating to the implementation of the restructuring plan. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Reports on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated March 29, 2004.

####